EXHIBIT 99.2

FINAL TRANSCRIPT

Jul. 28. 2005 / 11:00AM, ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

FINAL TRANSCRIPT

Conference Call Transcript

ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

Event Date/Time: Jul. 28. 2005 / 11:00AM ET

Event Duration: N/A

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 28. 2005 / 11:00AM, ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

CORPORATE PARTICIPANTS

Kathy Waller

IntraLase Corp. - Investor Relations

Robert J. Palmisano

IntraLase Corp. - President and CEO

Shelley B. Thunen

IntraLase Corp. - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Jason Mills

First Albany - Analyst

Kim Vukhac

Banc of America - Analyst

Charles Olsziewski

Oppenheimer and Company - Analyst

Ted Huber

Wachovia - Analyst

Jenny Hsui

RBC Capital Markets - Analyst

Peter Bye

Smith Barney - Analyst

Dick Gould

Gould Investment Partners - Analyst

Patrick Kursby

Trusco Investments - Analyst

Seth Teich

Apex - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the second quarter 2005 IntraLase Corp. Earnings Conference Call.

I would now like to turn it over to Kathy Waller. Please proceed ma’am.

Kathy Waller - IntraLase Corp. - Investor Relations

Good morning and thank you. On behalf of IntraLase I’d like to welcome everyone to today’s second quarter conference call. IntraLase’s news release detailing second-quarter and six-month results was issued over the Newswire this morning. Anyone needing a copy of the release can go directly to the company’s Website at www.intralase.com or simply contact Ryan Herron at 949-859-5230 Extension 188, and he’ll get you one immediately.

Joining us today on the call are Bob Palmisano, President and Chief Executive Officer and Shelley Thunen, Executive Vice President and Chief Financial Officer.

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FINAL TRANSCRIPT

Jul. 28. 2005 / 11:00AM, ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

Before turning the call over to Bob, I would like to remind everyone that this presentation includes forward-looking statements and actual results could vary. For a discussion of the factors that could cause actual results to vary from these forward-looking statements, please see the “Risk Factors” section of the IntraLase Form 10-K for 2004 and its press release dated today, July 28, 2005.

Now I would like to turn the call over to Bob. Bob?

Robert J. Palmisano - IntraLase Corp. - President and CEO

Thanks Kathy and good morning to everyone.

I’ll begin this call with our key accomplishments for the quarter and Shelley will then provide a detailed review of our income statement and balance sheet trends. I will conclude our remarks with some comments concerning the remainder of 2005 and then open the call up for your questions.

Before we get started, I’d like to take a moment to welcome Jay Holmes to our Board of Directors. Jay is well-known and highly regarded in the ophthalmic industry where he has built a distinguished career over the past 25 years. He has extensive experience as a director and executive officer of public companies in our industry, including both Bausch and Lomb and VISX. Needless to say, we are extremely pleased that Jay has joined us and we expect him to be instrumental in our continued success.

Jay succeeds Don Milder, who chose not to stand for re-election. I would like to thank Don for all of his past contributions to our company and wish him well in the future.

Now, turning back to the quarter. I must say that we continue to be very pleased with our performance. We once again set records for revenue; laser placements were excellent; procedure volumes were up 13% from the first quarter of this year as compared to the industry’s sequential decline of about 10%, due to normal seasonality. Also we delivered our second quarter of profitability.

Laser placements worldwide continue to grow at an impressive rate, reflecting continued rapid adoption of our technology both in the U.S. and abroad. During the quarter, IntraLase shipped 39 lasers worldwide, bringing our total installed base to 293 lasers at the end of June. While the number of lasers delivered in the second quarter was consistent with that of the March period, it is important to remind you that the first quarter included some backlog from Q4 of ‘04 so matching this record of laser placements was quite an achievement.

As expected, laser placements were split almost evenly between U.S. and international installations. We have now sold into 21 countries outside the United States adding Denmark and the Netherlands to our installed base this past quarter. Our strategy of targeting innovative, thought-leading surgeons as well as high-volume practices in each of our markets continues to bear fruit.

On our last conference call we told you that there is normally a seasonal decline in overall procedure volume from the first quarter to the second. This was about a 10% decline for LASIK industry this year. However, we believed that the strong laser placements in the fourth quarter and in this year’s first quarter would drive enough volume to offset any sequential decline. This did in fact occur with a 13% sequential increase in procedure volumes.

Procedures exceeded 85,000 units for the quarter up from 75,000 in the first quarter an increase of 76% as compared to the 48,000 procedures sold in the 2004 second quarter. Utilization rates of our lasers remained high. As you know, our objective is to have every new customer perform at least 85% of their corneal-flap procedures with our laser within the first 30 days after the equipment is installed. For the first time, the worldwide average exceeded our objective in this most recent quarter.

Regarding the U.S. market based on available industry data we estimate the IntraLase lasers performed approximately 18% of domestic corneal-flap procedures during the second quarter up from about 17% in the first quarter and 14% a year ago. We think it is notable that IntraLase has increased its market share every single quarter since our laser was brought to market. We see this trend being sustained throughout the year.

Price premiums achieved by surgeons using IntraLase also remain strong. Two annual surveys conducted by SM2 Consulting, the most recent of which was conducted in April ‘04, have shown that surgeons receive an average price increase of approximately $344 per eye. For the first time, Market Scope in its First Quarter 2005 Refractive Quarterly Update, published survey results by procedure type. Market Scope reported that use of the IntraLase laser has a profound affect on pricing with an average premium of $544 as compared to conventional LASIK with bladed microkeratomes. This represents attractive economics for our customers and of course superlative outcomes for patients.

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Jul. 28. 2005 / 11:00AM, ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

Starting this quarter all laser placements will be with our new FS30 kHz system which will halve the procedure time. Also tighter spot placements will facilitate easier flap lift and enhance the surgical experience. With spots closer together we can lower the energy level which will diminish the potential for post-operative inflammatory response. In short, practices will experience higher patient throughput and patients will enjoy greater intra-operative comfort.

The FS30 demonstrates our commitment to ongoing product improvements and innovative solutions to drive customer satisfaction. Our surgeons told us that they were happy with the 15 kHz laser but they will be delighted with a faster even more precise piece of equipment.

And because of the FS30’s superior technical and clinical performance the barrier to entry -the barrier has become more daunting for competition if and when they materialize. The bar is now set very, very high.

Customer response to the FS30 has been enthusiastic with 150 upgrade orders already received. As we have previously stated, all lasers shipped in the third quarter will be the FS30 version and we will begin installing the upgrades mid this quarter with a gradual rollout. Installation and training takes almost a full elapsed workweek, including travel and we also need to accommodate doctors’ schedules so the rollout will take some time.

While we are speaking of product development, I want to remind you of our continued commitment to expanding our patent portfolio. In the last few months three new patents have been issued in the U.S., on both the laser and the patient interface, thus expanding our IP position. We believe the three elements of first mover advantage, improving our technology and expanding our intellectual property portfolio are all important in creating barriers to entering.

I also want to bring you up on the progress of installing our Internet software upgrade to protect our per-procedure fee and eliminate reuse of our disposable patient interface. Our customers have been very cooperative. At the end of June over 90% of our U.S. customers were converted. However, we still have a handful of U.S. customers that are resisting the software conversion. International upgrades will commence this quarter and we expect the majority of the total installed base will be converted by year end.

I also want to mention an important milestone. Later this year, the laser vision correction industry celebrates this fall the ten year anniversary of the first FDA approval of the excimer laser, thus launching the laser vision correction industry. As many of you may remember the first approval was given to a small little company in Waltham, Massachusetts. While I was not CEO at the time of this approval, I did have the privilege of being CEO of Summit from ‘97 to 2000. Now LASIK is commonplace, but this milestone reminds us that we are still a very young industry with a long runway ahead of us in terms of continued technological advancements as well as increased penetration rates of potential customers.

At this point, I will turn the call over to Shelley then I will come back and share some thoughts about our expectations for the remainder of 2005 and then we will take your questions. Shelley?

Shelley B. Thunen - IntraLase Corp. - EVP and CFO

Good morning and thank you Bob.

As Bob indicated, global demand for our lasers continues to be robust. We installed 39 lasers worldwide, matching the record number installed during the first quarter which included some backlog from the fourth quarter of 2004.

Laser revenues were $11.0 million, up 20% from a year ago when laser revenues were $9.2 million on 30 placements. While we equaled the number of lasers sold in the March quarter we realized about $600,000 in incremental revenue. This was principally due to laser leases in the U.S. which accounted for 25% of all placements, down from 30% sequentially and overall higher average selling prices.

Looking ahead in 2005. We last estimated that about 15% of our newly installed lasers in the United States would be under operating leases compared to approximately 24% in all of 2004. However, this expected average of 15% has now been about 29% in the first half and typically varies by quarter with leases declining toward year end. While this metric causes our average selling price to vary, leasing is often a catalyst to closing the sale with some surgeons. As you know, growing the installed base is critical because it drives greater procedure volume, which in turn drives higher margins. At this point, I certainly do not expect operating leases to be as low as 15% of new U.S. placements, but I still anticipate that operating leases will likely to be lower than the 24% posted in 2004.

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FINAL TRANSCRIPT

Jul. 28. 2005 / 11:00AM, ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

We are very pleased with the strong growth in our procedure sales this quarter. We sold approximately 85,000 procedures globally, a 76% increase over the 48,000 procedures sold in the second quarter of 2004 and a 13% sequential advance over the first quarter.

On a revenue basis, procedure sales were up 80% year over year to $10.1 million for the quarter and rose sequentially 12% from the first quarter. We saw the average selling price of the per-procedure fee come down slightly to about $118.50 from $120 in the first quarter of 2005. The reason was twofold.

First, a greater proportion of U.S. procedures were sold to our highest-volume customers that either have lower pricing because they were initial customers with grandfathered pricing or customers who have earned high volume discounts.

Secondly, we use distributors overseas, which means that we give up a bit of selling price. Because our international business has grown rapidly and enjoyed a nice increase quarter over quarter on new installations, international sales pushed the average selling price down a bit. However, by using distributors we eliminate some of the support costs thus our contribution margins from our international businesses are similar to that of our domestic business.

However, as a trend, we continue to expect average selling prices to increase a bit during the year as more customers are sold with our newer list price of $160 per procedure.

Maintenance revenue was $1.9 million, rising 77% from $1.0 million in the comparable quarter a year ago and up 8% sequentially. The gains are attributable to our growing U.S. installed base.

Consolidated gross margin for the quarter was 52.4%, a significant improvement from the 39.8% in last year’s quarter. Margins improved first because of mix and second due to cost savings in our laser and patient interface production implemented in the second half of 2004. Per procedure fees in the second quarter of 2005 accounted for 44% of revenues as compared to 35% in 2004, an increase of 26%.

Turning to expenses. Research and development was $3.1 million in the second quarter, up from $2.9 million in the comparable quarter a year ago. However, excluding stock based compensation R&D costs increased from $2.3 million in the second quarter of 2004 to $2.8 million in the second quarter of 2005, most of which was attributable to increases in personnel working in engineering and product development.

Selling, general and administrative costs were $8.3 million, an increase of 57% from the same quarter a year ago. Excluding the effect of stock based compensation SG&A costs were $7.4 million, an increase of 65% from the second quarter of 2004 amount of $4.5 million excluding stock based compensation. Increases in spending are related to increased personnel supporting our pre and post sales efforts, including personnel who have helped our customers integrate the IntraLase technology and business messages into their practice post sale, additional marketing expenses for trade shows and increasing consulting fees for Sarbanes-Oxley implementation.

Other income and expense was $664,000 in the quarter as compared to $22,000 in the second quarter of 2004, reflecting investment of the proceeds from our initial public offering. As we have built our bond ladder our yield is about 3.4% of cash invested with investment income reduced a bit by interest expense on deferred operating lease revenue advanced from leasing companies.

We showed an operating profit of $686,000 versus an almost $1.9 million operating loss in the comparable period of 2004. Net income was $1.3 million, or diluted earnings of $0.04 per share compared with a net loss of $1.9 million or $0.83 per share on a diluted basis a year ago.

Turning briefly to the six-month results. Revenues grew 75% to $44.2 million from $25.3 million during the 2004 period. Gross margins expanded to 52.5% from 40.1% in the comparable period on favorable mix and cost savings on both the patient interface and laser production.

Net income was $3.3 million, or $0.11 per share on a diluted basis compared with a net loss of $4.0 million, or $1.78 per share on a diluted basis for the first six months of 2004.

Looking back at the first quarter operating profit was $1.4 million and net income was $2 million, or diluted earnings of $0.06 per share. However, the second quarter included a $1.1 million non-cash charge relating to stock-based compensation reflecting the rise in stock price over the quarter.

You will recall that during the first quarter the stock price declined from the 2004 year end, resulting in a $59,000 benefit. If we exclude non-cash, stock based compensation in both quarters, and ignore the minor effect of taxes, operating income in the second quarter would have been $1.8 million compared to $1.3 million in the first quarter and net income would have been $2.5 million in the second quarter compared to $1.9 million in the first quarter of 2005.

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FINAL TRANSCRIPT

Jul. 28. 2005 / 11:00AM, ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

Per procedure revenues increased $1.1 million in the second quarter of 2005 as compared to the first quarter of 2005, with the increase in comparable profits of approximately $500,000. On a comparable basis revenues rose 9% sequentially while net income, excluding the effect of stock based compensation rose 27% sequentially, illustrating the operating leverage of increases in our per procedure fees as our installed base grows.

As you can see, expensing of stock options does make our results vary. While IntraLase is not currently expensing employee stock options which is expected to become mandatory in 2006, we do have expense for options issued in the months prior to our initial public offering as a private company at prices less than the expected IPO price and consultant options. The consultant options which are variable priced options cause more expense when our stock price rises.

I would now like to talk about the balance sheet and cash flows. As of June 30, we had $89 million in cash, cash equivalents and investments about level with our cash position at March 31st.

We used $2.1 million in cash in the quarter to finance growth in accounts receivable. We ended the quarter with $12.8 million in accounts receivable, up from $10.7 million at the end of March. Day sales outstanding were 50, compared with 46 at the end of the March and 34 at the end of 2004. As we had mentioned in our last two conference calls, we have been anticipating that day sales outstanding would increase from historical levels reflecting both international expansion and a higher proportion of per procedure revenues, which have longer credit turns.

This quarter’s DSOs reflect the cost of our success overseas. We established credit lines to support our best international distributors a little earlier than we had anticipated. And by “best,” I mean the top distributors both operationally and financially. While DSOs are trending up, we believe that they will remain in our current range of 50 days and well below the industry comps of 65-85 day sales outstanding and I would like to remind you also that we invoice in dollars so we have no foreign currency exposure.

I also wanted to answer a question that I sometimes get asked about whether we keep our days sales outstanding so low by factoring any of our accounts receivable. The answer is no. That would require that we accept a significant discount on receivables that we consider to be fully collectible.

Inventories were $11.8 million at quarter’s end, up $2.7 million from $9.1 million at March 31st, turning about three times a year rather than our typical four times a year, reflecting the inventory build in anticipation of the move to our new facility which we mentioned in our last quarterly conference call. We expect inventories to return to normal levels by the end of the year.

We anticipated spending roughly $3.9 million for leasehold improvements at our new facility and we are at budget. However, our cash outlay was approximately $1.7 million with the remainder of $2.2 million to be paid in the third quarter. We still expect to be cash flow positive by the end of the year after we have paid out these remaining amounts for the facility.

Speaking of our new facility, we are completely moved in. We have significantly expanded our capacity which will meet demand well into the future and we are now able to house all of our headquarters personnel under one roof again.

I also wanted to mention the potential impact of our 30 kHz upgrade. While we have around 150 orders today, we will likely ship and install a total of approximately 40 upgrades in the second half of this year generating incremental revenues of over $1.0 million. Gross margins are expected to be comparable to our laser margins and the balance of these upgrade orders are expected to ship in the first half of 2006.

I want to thank you very much for your time and attention, and I will now turn the call back over to Bob.

Robert J. Palmisano - IntraLase Corp. - President and CEO

Thank you, Shelley.

Turning to our expectations for the remainder of the year, we are reaffirming our full-year guidance. For all of 2005, we look for revenues to exceed $95 million with laser sales the strongest in the fourth quarter.

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FINAL TRANSCRIPT

Jul. 28. 2005 / 11:00AM, ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

We did want to mention the possibility that we have established enough critical mass to see a bit of seasonality in the third quarter. The U.S. LASIK market normally slows during the summer months because surgeons take vacations, and overseas as you know, much of Europe is “on holiday” during this period. That said, we are confident that we will continue to capture market share during the third quarter.

We fully expect to be profitable in each quarter of 2005, and begin generating cash towards the second half of the year, after we pay the remaining leasehold improvement bills in the third quarter.

We continue to look for net income in the range of $10 million to $12 million and from $0.33 to $0.37 per share on a diluted basis with more than half that amount coming from the fourth-quarter performance.

I am tremendously pleased with our commercial momentum and upside from our 30 kHz upgrade, so the question you may be thinking: why haven’t we raised our guidance? As you know we have always spoken in a range. With what we know today, I would say that is more likely that we will perform at the top end of the range.

Now I will ask the operator to open the lines and be happy to take your questions.

QUESTION AND ANSWER

Operator

Ladies and gentlemen if you’d like to ask a question please key star one on your touch-tone phone. If your question has been answered and you would like to withdraw please key star two. Again, that is star one to begin. One moment while we compile a list.

My first question comes from Jason Mills from First Albany. Please proceed.

Jason Mills - First Albany - Analyst

Hi guys, thanks for taking the call.

Robert J. Palmisano - IntraLase Corp. - President and CEO

Good morning.

Shelley B. Thunen - IntraLase Corp. - EVP and CFO

Good morning Jason.

Jason Mills - First Albany - Analyst

Good morning. Shelley could you give us a few more details with respect to the procedure breakout U.S. versus OUS and if you’re not one to sort of give hard numbers can you talk to sequential growth in the U.S. and then we can kind of back into the rest?

Shelley B. Thunen - IntraLase Corp. - EVP and CFO

As you know we’re trying to look at our businesses as a global business but I will tell you that of the 85,000 plus procedures worldwide that approximately 60,000 of them were in the U.S. representing 10% sequential growth quarter to quarter over the first quarter.

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FINAL TRANSCRIPT

Jul. 28. 2005 / 11:00AM, ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

Jason Mills - First Albany - Analyst

Okay. That’s a really strong number when the market’s down 10% so congratulations there. So the next question then is - Bob with your comments on seasonality I completely hear what you’re saying. Most of us have followed this industry for a while. Would you expect then to see U.S. procedures down sequentially? Obviously, not as much as the market but if the markets down sequentially another 10% can we be looking in the mid single digit range?

Robert J. Palmisano - IntraLase Corp. - President and CEO

Well that’s a possibility. I still think that the other possibility is that as we place lasers - the lasers that we placed in Q2 as well as the lasers we place in Q3 that we may make up some difference but it is possible that on a sequential basis is that we will not be growing at double digits. I think that’s entirely possible for the third quarter.

Jason Mills - First Albany - Analyst

You mean sequentially Bob?

Robert J. Palmisano - IntraLase Corp. - President and CEO

Yes.

Jason Mills - First Albany - Analyst

Okay great, and, then on the laser placement side you’re moving in the new facility here. I guess maybe update me on your capacity with respect to how many lasers you can build, but looking back at VISIX lets say five, six years ago there were certainly quarters that we saw when they were in a similar stage of their business development when they were placing on the order of 70, 80, 90 lasers a quarter. While no one’s modeling that what would prevent IntraLase vis-à-vis the demand or maybe you could talk about the demand from sort of outperforming and having a quarter that would be commensurate to that?

Robert J. Palmisano - IntraLase Corp. - President and CEO

Well, with the move into the new building we certainly have added capacity, although we were really never capacity constrained before. It was more of an efficiency issue in our smaller, older facility. So I think that it’s really what the demand is. We can’t ramp up greatly in a quarter because we build to a forecast and we have components coming in with some long lead times but certainly if we had demand for 70 or 80 lasers that we saw in Q4 - I’m not saying we do, we could now plan to get there so I think that the new facility will make us a lot more efficient but capacity has never been a constraint.

Jason Mills - First Albany - Analyst

That’s very helpful. I have lots but I’ll ask one more and get back in queue. Shelley on the stock based compensation side that moves around quite a bit. Is there anyway you could help us out with respect to what you would expect the second half of the year stock based compensation to look like and how that sort of fits into the SG&A and R&D line in the back half of the year?

Shelley B. Thunen - IntraLase Corp. - EVP and CFO

I think that it is hard to predict because the rise in stock price generates more stock based compensation and certainly it’s been variable. What I have modeled and in our guidance we include annually about $2.5 million worth of stock based comp in our numbers and to date we’ve recognized about $1.1 million of that and so I think the second half will be similar plus a little bit to what we had in the first half.

Jason Mills - First Albany - Analyst

Great, great. Thanks a lot.

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FINAL TRANSCRIPT

Jul. 28. 2005 / 11:00AM, ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

Operator

My next question comes from David Maris from Banc of America. Please proceed.

Kim Vukhac - Banc of America - Analyst

Hi Shelley. Hi Bob. This is actually Kim Vukhac. Two questions. First. I wonder if you can estimate what percent of the laser procedures in the second quarter were from the lasers placed over the past six months. I guess for 4Q and 1Q and maybe even whatever happened during 2Q as well. And then just also could you just talk about - I think it’s in discussion about LCA and IntraLase and would LCA be accepting of that technology. Could you see IntraLase working within that business model?

Robert J. Palmisano - IntraLase Corp. - President and CEO

Kim I’ll take the second part of the question and Shelley will take the first which is the harder part. Regarding LCA, I personally had a long relationship there. As CEO of Summit some years ago we owned a chain of vision centers that we sold to Steve Jaffe and LCA and in a recent conversation with him I reminded him that I once owned four million shares of LCA and I wished that I owned them today. They have really done a terrific job in growing their business and executing their model.

The way I look at it is that you have to look at both from a clinical and from a financial point of view. I think that from a clinical point of view I think it’s indisputable to me at least that we could add value there but from a financial point of view their model of being value priced is something that needs to really be worked out and I don’t think that we’ve done that yet with them.

They have done a lot of custom procedures so they are capable of having higher prices for certain procedures but I would say is that we currently do not have any orders from LCA. We don’t have any placements in there but we have met with them in the past. We will continue to meet with them and I just think that it’s just like a lot of customers that we don’t currently have is I think eventually we have a good shot at being in there. Shelley you want to answer the first question?

Shelley B. Thunen - IntraLase Corp. - EVP and CFO

Yes, good morning Kim. As you know we do not break out our same store sales growth versus our new customers and how much they contribute to our overall numbers but I think that when you look at it on an average number of procedures per laser installed in the first quarter which is usually a very strong quarter our average was 106 procedures per month and in the second quarter it was 111. So I think that you see growth in both segments.

Kim Vukhac - Banc of America - Analyst

Great. Thank you very much.

Operator

My next question comes from Charles Olsziewski from Oppenheimer & Company. Please proceed.

Charles Olsziewski - Oppenheimer and Company - Analyst

Wow. That’s a new pronunciation. I’ve heard of plenty but not that one. Good morning. Before I say anything I just wanted to congratulate you guys on that pretty powerful exposure you had the other night on Mad Money. I guess one or two people watch that show based on what the volume was the next day. Anyway, Bob, your mantra’s always been that you can generate pretty rapid growth from market share gains and not necessarily rely on the laser vision correction market’s growth itself. You’re at 18% now in the U.S. Do you find it at all getting harder to gain share meaning whether it’s either convincing customers about the merits of the technology or convincing them about the favorable economics that they’ll enjoy or has the low hanging fruit in the U.S. already been picked? Are you seeing any difference there as far as picking up those incremental one to two percent share points?

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FINAL TRANSCRIPT

Jul. 28. 2005 / 11:00AM, ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

Robert J. Palmisano - IntraLase Corp. - President and CEO

No. I think that our share will continue to grow throughout the remainder of this year and I even think beyond that. I think that cyclographically you go through these different groups of anybody who had the visionaries early doctors and I think we’re past that now into more the mass majority of surgeons that really demand a lot more clinical data than the earlier doctors did so we spend a lot of time continuing to do studies on different aspects of LASIK and I think that the clinical data becomes very, very compelling.

The biggest resistance we always reach is the business model, the financial model and being able to talk to doctors in terms of whether or not they can raise prices so that they can make this a valuable investment. That’s why I found that the latest information from Market Scope was very compelling in that they found that doctors using an IntraLase were at $500 and some dollars more than doctors without it for standard LASIK.

So we take that data and add that to the other data we’ve accumulated over the years, the SM2 data, is that we can make a pretty compelling case on the financial side to doctors. So I think that our mix has changed from about a year ago. We’re now about 50/50 domestic and international but I don’t think that reflects any softness necessarily on the domestic side and reflects more of a strength on the international side.

So I think that we’re going to continue going along. We’re placing more lasers every quarter and when you look at - we did 39 in the first quarter this year, 39 again now that’s certainly a lot more than we’ve done in the past. So I could think that there’s no indication that momentum is slowing.

Charles Olsziewski - Oppenheimer and Company - Analyst

Okay. A couple of quick ones. I know international data is extremely difficult to get your arms around but do you have any idea although it’s pretty early what international share is?

Robert J. Palmisano - IntraLase Corp. - President and CEO

No I don’t because it varies country by country. I would think that our largest market shares and this is anecdotal would be in Germany and Japan where we have a lot of placements in very high volume accounts. One of the interesting things about the international business is a lot of those placements are driven by therapeutics. Doctors, in Europe particularly, tend to have more general practices than in the U.S. where they tend to specialize and so a lot of laser placements are with doctors that have a significant amount of their practice that involves therapeutics and they don’t look at the IntraLase as simply a flap cutting device. They look at it more as a computer controlled surgical scalpel that they use for various therapeutic treatments.

Charles Olsziewski - Oppenheimer and Company - Analyst

Okay. As far as new placements et cetera are you finding an increasing number or any change at all in doctors or potential customers meaning being the doctor coming to you because they have more and more patients coming in and asking for IntraLase or is that not really a driver at all at this point?

Robert J. Palmisano - IntraLase Corp. - President and CEO

I think it is. I think that we hear that all the time and some doctors who are not favorably disposed a while ago the more pressure they get from either their patients or from competitors in their market to come on board maybe in somewhat a defensive way but that is something that is increasing and I think now that we have almost 300 placements I think that should increase. A lot of doctors in high volume markets do an awful lot of advertising regarding bladeless LASIK or all-laser LASIK and things like that and patients do come in and ask about it.

Charles Olsziewski - Oppenheimer and Company - Analyst

Okay and my last quick one is you mentioned that you had several - I don’t know if you said several or a few or some customers resisting the software upgrade to prevent reuse. Is it just a handful and are these customers that you suspected of reused before?

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FINAL TRANSCRIPT

Jul. 28. 2005 / 11:00AM, ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

Robert J. Palmisano - IntraLase Corp. - President and CEO

Yes, these are customers that we have suspected have reused before and it is a handful and by that I would say under five and we think that it probably amounted to a couple of thousand procedures in Q2.

Charles Olsziewski - Oppenheimer and Company - Analyst

Correct, right.

Robert J. Palmisano - IntraLase Corp. - President and CEO

We continue to spend time with these practices and I think that we have a lot of levers out in front of us and the amount of holdouts has decreased dramatically since the beginning of the year and so I think that we are really on the right track and I’m confident that we will have the remaining people that are resisting signed up before too long.

Charles Olsziewski - Oppenheimer and Company - Analyst

Awesome thanks.

Operator

My next question comes from Ted Huber from Wachovia. Please proceed.

Ted Huber - Wachovia - Analyst

Good morning. Thanks for taking my question. Just a little more on Q2. Bob, I’m trying to make sense of this strong acceleration. Could you guys have underestimated a little bit the reuse issue. I mean is that something that you think perhaps gave you somewhat of a lift this quarter? I was just thinking out loud one other possibility. I mean you’ve been consistent in the high 30s with your laser placements. Were the ones you did in this June quarter perhaps with some higher volume surgeons could that also contribute it?

Robert J. Palmisano - IntraLase Corp. - President and CEO

Regarding the reuse issue Ted, I think it’s been fairly consistent. I think we thought we had a couple of thousand procedures in Q1 and I think we had a couple of thousand procedures in Q2 but I think that the acceleration goes more to maybe some high volume accounts that were placed in Q1 or Q2, but what Shelley says is the utilization per laser has gone up during Q2 which is a very, very good sign.

Ted Huber - Wachovia - Analyst

And any sense of why that utilization is? I mean is there clinical data or any other factors that you think are causing doctors to do more of their flaps with your product versus microkeratomes?

Robert J. Palmisano - IntraLase Corp. - President and CEO

Well I think there was some - at ASCRS there was a lot of clinical data that I felt was compelling but additionally to that is that as I said in the text before is that we now have 85% of our new customers doing - we now have 85% of the procedures of new customers done on the IntraLase within the first 30 days worldwide and that’s the first time we ever achieved that. So I think that a lot of it is utilization perhaps driven by some compelling clinical information that was exposed at ASCRS but I think that it goes to the execution I think of our sales force and commercial operations organization to train and get doctors up and running quickly on this technology.

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FINAL TRANSCRIPT

Jul. 28. 2005 / 11:00AM, ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

Ted Huber - Wachovia - Analyst

That’s helpful color. Do you think the 30 kHz upgrade will boast utilization at all or is that really not a good factor?

Robert J. Palmisano - IntraLase Corp. - President and CEO

The potential is there when you have doctors with very busy practices because the time is going to be halved and so that a doctor may be able to do more procedures in a day but I don’t think that will have a profound affect. I think the benefits of 30 kHz are easier dissections, less time on the eye, and more comfort for the patient as well as for the doctor. He has to spend less time doing the surgery. I think there are a lot of benefits to it.

Ted Huber - Wachovia - Analyst

Okay. Last question. Yesterday Bausch & Lomb made comments that the European LASIK market was in decline. At least that was their perception. I wondered if you could comment on what your guys’ perception of the European market is and if you have any concern with the volume trajectory over there related - are these recent dollar Euro movements affecting the way customers are viewing purchases at all?

Robert J. Palmisano - IntraLase Corp. - President and CEO

No. If I look at what we have in - what we’ve been able to place in Europe it really exceeded my expectations and I look at a funnel looking out I think that we have a lot of fertile ground over there. So I don’t see it that way. Our results are different than theirs. I see that it’s a very fertile market and cyclographically I think that we are still in Europe where we were a year or two ago in the U.S. with a lot of high volume innovative surgeons that we have room to grow with. So I think that for the near term and for the future even beyond the near term I think that Europe is a very fertile market for us.

Ted Huber - Wachovia - Analyst

And currency. Does that affect that factor at all?

Robert J. Palmisano - IntraLase Corp. - President and CEO

No, we sell in dollars so we don’t have any exposure there.

Ted Huber - Wachovia - Analyst

Other than in terms of customers is it more expensive for them now?

Shelley B. Thunen - IntraLase Corp. - EVP and CFO

No Ted, I don’t see that as the large factor. I think that that’s just at the margin. That we’ve got no impact from that.

Ted Huber - Wachovia - Analyst

All right that’s all helpful. Thank you much.

Robert J. Palmisano - IntraLase Corp. - President and CEO

Thank you.

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FINAL TRANSCRIPT

Jul. 28. 2005 / 11:00AM, ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

Operator

My next question comes from Jenny Hsui from RBC Capital Markets. Please proceed.

Jenny Hsui - RBC Capital Markets - Analyst

Hi, good morning. Thanks.

Shelley B. Thunen - IntraLase Corp. - EVP and CFO

Good morning, Jenny.

Jenny Hsui - RBC Capital Markets - Analyst

Good morning. Do you have the initial 150, 30 kHz upgrade orders that you’ve already received? Just wondering do you eventually expect maybe over the course of next year that all of your customers will be ordering upgrade or is there any reason that they want it?

Robert J. Palmisano - IntraLase Corp. - President and CEO

I think that the vast majority - I can’t say 100% but certainly the vast majority of them - when we went from a 10 kHz system to a 15 kHz about a year and a half ago or so is that 100% of everyone upgraded and this is even more of a profound change so I suspect that just about everyone will upgrade.

Jenny Hsui - RBC Capital Markets - Analyst

Okay great and then a couple of financial questions. Regarding the operating leases in the U.S. can you just remind us how many months does it typically take to get those converted to sales?

Shelley B. Thunen - IntraLase Corp. - EVP and CFO

Typically, if you think about the operating leases what we’ve had is the vast majority of those operating leases converted to sales you know somewhere around 12-18 months. We have a few people who are still on the operating lease after that period of time but again our goal is to make the customers successful and so we don’t make it hard for them to convert to a sale at the right time for them.

Jenny Hsui - RBC Capital Markets - Analyst

Okay, and then Shelley can you give us the breakdown of margins between lasers, procedures and maintenance and then I also just - you guys had given the sequential growth number of procedures in the U.S. and I missed that.

Shelley B. Thunen - IntraLase Corp. - EVP and CFO

Okay. Again, I’ll answer your last question first. The sequential growth in the U.S. was about 10% from Q1 to Q2. And then in our public filings we do not break out the margins overall between our three product lines but what we will tell people is that our laser gross margins are in the mid 30s and that’s been fairly steady. Our procedure volume is overall about in the mid to high 70s and what we’ve said and continue to say is that we expect margins on the per procedure fees to come very close to 80% by year end. And then in the first quarter of this year we just got profitable on maintenance and that was very marginal. Again that’s very true again in the second quarter as well and I just want to clarify something. The sequential advance over all the procedures was 13% U.S. Q to Q was 10%.

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FINAL TRANSCRIPT

Jul. 28. 2005 / 11:00AM, ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

Jenny Hsui - RBC Capital Markets - Analyst

Okay great, thank you.

Operator

My next question comes from Peter Bye from Smith Barney. Please proceed.

Peter Bye - Smith Barney - Analyst

Thanks guys appreciate it. Thanks for the color on the breakdown in procedures. Just to go back on the European market your strength in Germany and your patent portfolio. One of your large customers over there I think its Frevis (ph) does have the Femtec as well and I was just wondering if maybe anecdotally or if you heard through your sales guys how the two compare or how your customer there views the two systems? Is there any sort of feedback you could give us on what their perception of the two is and what their pricing is and just anything you can talk to about that.

Robert J. Palmisano - IntraLase Corp. - President and CEO

I’m unaware that center does have both. I did speak to a doctor a week ago in London that has a Femtec. He told me that they’re not doing laser flaps. The primary thing that they’re looking at are therapeutics. They haven’t done any commercial cases yet. So that’s about what I know about their - that’s about what I know about where they are. I don’t that they are - from what I get from our field organization I don’t think that they are commercialized yet. They’re still in the phase of doing studies and things like that.

Peter Bye - Smith Barney - Analyst

It’s done a deal with the Singapore National Eye Institute to too.

Robert J. Palmisano - IntraLase Corp. - President and CEO

That’s a research kind of an arrangement, Peter. I could be wrong about that but that’s what I was told. I also say from a performance point of view is a couple of things. First of all their system is at 12 kHz and ours is now at 30 kHz. We started at 10 and we went to 15 now we’re at 30. Additionally, they use a curved contact lens rather than an applanation method which will be difficult for them because we spend a lot of time looking at curve contact lenses here which will be difficult for them to get thin uniform flaps and so I think that they’re working through that.

What I’d also add is that as we go forward we will continue to be improving our current technology to make as I said in the text the bar even higher than it currently is and we respect the potential of competition. We think it’s not really that much of a threat in the U.S. given our intellectual property position. Outside the U.S. I think that is very, very important for us to continue to improve our technology. Make it more desirable. Additionally, we will have I think the majority of the high volume innovative surgeons in Europe using our technology within the future given our current momentum.

Peter Bye - Smith Barney - Analyst

Now you did mentioned that you look at it to as just a therapeutic aspect for yours as well. What’s your best guess on what they’re predominately using it for? Is it still sent to LASIK type procedures and therapeutics just adds more of sort of a bonus or?

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FINAL TRANSCRIPT

Jul. 28. 2005 / 11:00AM, ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

Robert J. Palmisano - IntraLase Corp. - President and CEO

Are you talking about our system because that’s all I can speak to. The therapeutics that are most commons are all kinds of corneal transplants whether they be interior, keratoplasties or even posterior keratoplasties. Also I spoke to a doctor recently who’s doing a lot of treatment for keratoconus. Keratoconus is a bulging and sagging of the cornea and they insert these ring segments. You might have recalled that the company - KeraVision had these ring segments that didn’t really work very well for refractive uses but do provide structural support for the cornea and they use the laser because they can get the exact dimensions that they need to fit the ring segments and to create the channels for the rings and I think that’s the majority of them. We have in the FDA process right now two additional indications that we’re trying to get cleared for therapeutics. So I think we’ll lay out a lot - not a lot but some volume to us as soon as we get them approved which we think will be sometime this year.

Peter Bye - Smith Barney - Analyst

Okay great and then just a last question. On the upgrade I thought it was $50,000 for the upgrade. Maybe the initial couple just like the disposables a little bit of discount and then it goes back up to that price or did I miss something?

Robert J. Palmisano - IntraLase Corp. - President and CEO

There are two things there Peter. One is that some of the initial placements that we’re doing are medical advisory board that have a little bit low price and in addition to that you have to figure in international distributor pricing that has some affect on that. So I think that once we clear that our ASP should go up to a higher level.

Peter Bye - Smith Barney - Analyst

Okay great. Keep it up. Thanks.

Robert J. Palmisano - IntraLase Corp. - President and CEO

Thanks.

Shelley B. Thunen - IntraLase Corp. - EVP and CFO

Thank you.

Operator

The next question comes from Dick Gould from Gould Investment Partners. Please proceed.

Dick Gould - Gould Investment Partners - Analyst

You sort of answered it in answering Peter’s question but I wanted to get a little more detail of the economics of the 30 kHz system both from the new sales and the upgrade side and then does it change the price of the patient interface or does it use the same one and then I have a second question. It looked like the news wires were saying that you did $0.07 EPS ex-stock based compensation but $2.5 million net I just wanted to confirm. That’s really $0.08 right? That’s it thanks.

Shelley B. Thunen - IntraLase Corp. - EVP and CFO

I’ll answer your last question first. Yes, I rounded it at $0.08 as well and we talk about the upgrade when we introduced the 30 kHz system for new sales we increased our list price from $350,000 to $375,000 and so we took a small price increase with the introduction of the 30 kHz on terms of list and remember of course ASPs will be different from that. We introduced the 30 kHz upgrade at $50,000 list price, but your average selling prices are always going to be different in terms of that as well. The economics for the doctor are if they buy the upgrade and they add that it’s a very typical model. They’re quite used to that and they see the terrific value from it. You know the excimer companies have done that pretty consistently across the board. Our per procedure fee remains the same and they use the exact same patient interface the disposable device is the same either with a 15 kHz system or 30 kHz system.

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FINAL TRANSCRIPT

Jul. 28. 2005 / 11:00AM, ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

Dick Gould - Gould Investment Partners - Analyst

Great thanks Shelley.

Operator

My next question comes from Jason Mills from First Albany. Please proceed.

Jason Mills - First Albany - Analyst

Oh thanks. Didn’t think I’d get back in. I appreciate it. Shelley I just wanted an update on the Escalon litigation if you have anything with respect to timing of things coming up.

Shelley B. Thunen - IntraLase Corp. - EVP and CFO

The litigation is ongoing. I think it goes at its own pace. I don’t think there’s anything particular to note in terms of timing.

Jason Mills - First Albany - Analyst

Okay that’s helpful. That’s it for me.

Shelley B. Thunen - IntraLase Corp. - EVP and CFO

Good thank you.

Operator

My next question comes from Patrick Kursby (ph) Trusco. Please proceed.

Patrick Kursby - Trusco Investments - Analyst

Hi good morning. Just wanted to ask a quick question. Earlier you had talked about the expanding capacity and there was some longer lead times for some of your components. I just wanted to check to see if say in the fourth quarter you were going to be shipping 80, 90 maybe even 100 units if you would be at all component constrained in shipping those higher numbers.

Robert J. Palmisano - IntraLase Corp. - President and CEO

You know that’s a very, very high number and I suspect that if we saw the market developing we could react fairly quickly but I don’t know if we’d be able to ship 100 units. It would be a great problem to have but in our planning right now we certainly are not at that number.

Patrick Kursby - Trusco Investments - Analyst

Okay, but maybe the 70 or 80 would not be a component problem?

Robert J. Palmisano - IntraLase Corp. - President and CEO

Provided that we foresaw well enough in advance it wouldn’t be no.

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FINAL TRANSCRIPT

Jul. 28. 2005 / 11:00AM, ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

Patrick Kursby - Trusco Investments - Analyst

Okay great, thanks.

Operator

The next question comes from Seth Teich from Apex. Please proceed.

Seth Teich - Apex - Analyst

Hi, good morning. I was curious. I wanted to know if you could talk a little bit about your gross margin. It looks like it was down about 30 basis points sequentially despite having a higher mix of revenues. Could you walk us through a little bit why that happened?

Shelley B. Thunen - IntraLase Corp. - EVP and CFO

Yes. The entire differential in the gross margin was due to the fact that our average selling price on per procedure fee went from $120 per procedure to $118 per procedure. So a little less on the top line. No differential in our actual costs of production.

Seth Teich - Apex - Analyst

Even though the mix was higher by a percent and a half?

Shelley B. Thunen - IntraLase Corp. - EVP and CFO

Yes. Even though the mix was a little higher but generates you more growth but the same amount of margin base on a margin per unit basis as well.

Seth Teich - Apex - Analyst

Okay and then on the DSOs, I heard your comment as it relates to extending the credit lines but I would have thought that would have been part of the plan because on the last conference call you had said that you expected the DSOs to be down versus the Q1 level and now they’re up and going to stay up for the rest of the year so I just wanted to make sure what changed.

Shelley B. Thunen - IntraLase Corp. - EVP and CFO

I think that what changed is that we’ve had tremendous momentum commercially internationally and we have also gotten some very fiscally sound distributors who are much more used to working with the excimer companies on a credit line basis. You know letters of credit and cash in advance are just kind of unwieldy. We had a lot of pressure from them to extend the terms and cash is always better but I also think that you have to be very cognizant of making the business relationships work so we did a little bit more credit a little earlier than I originally anticipated. But, again I feel very comfortable with both the results these distributors are generating as well as their financial position and their history of paying in the industry.

Seth Teich - Apex - Analyst

Okay and then just sort of back on the gross margin side. I was curious to know what your expectations are for the rest of the year directionally from here and that was getting the ASP question and how much did the build up in inventory contribute to the gross margin this quarter?

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FINAL TRANSCRIPT

Jul. 28. 2005 / 11:00AM, ILSE - Q2 2005 INTRALASE CORP Earnings Conference Call

Shelley B. Thunen - IntraLase Corp. - EVP and CFO

The build up in the inventory does not affect margin. That goes into the actual inventory itself and what we’ve said about gross margins is in 2005 the vast majority of the margin expansion would be generated from mix. In the first quarter about 43% came from per procedure volume. We expect by the end of the fourth quarter that about 50% of our total revenues will come from the per procedure fees and so the expansion will come out of mix rather than cost reductions.

Operator

Ladies and gentlemen due to time restraints this does conclude our question and answer portion for today. I would now like to turn the presentation back to Robert Palmisano for closing remarks.

Robert J. Palmisano - IntraLase Corp. - President and CEO

Thank you everyone for listening in and participating in this conference call. The continued rapid adoption of our technology on a worldwide basis, increases in market share and the rollout of the IntraLase FS30 laser and upgrades give us confidence in our ability to sustain the significant global momentum we have created thus far into the second half of the year. We look forward to talking to you again and updating you on our progress at the end of the third quarter and hope everybody has a good day. Thank you very much.

Operator

Ladies and gentlemen thank you for your participation in today’s conference. This does conclude your presentation. You may disconnect. Good day.

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